Exhibit 99.1

SMTC Reports Fourth Quarter and Fiscal Year 2016 Results

TORONTO, March 08, 2017 (GLOBE NEWSWIRE) -- SMTC Corporation (Nasdaq:SMTX), a global electronics manufacturing services provider, today announced fourth quarter 2016 and fiscal year 2016 results.

  Fourth quarter revenue of $39.7 million, a net loss of $0.6 million and $1.1 million in adjusted EBITDA.

  Gross profit for the fourth quarter of $3.4 million or 8.6% and adjusted gross profit of $3.6 million or 9.0%.

  Fiscal year 2016 revenue of $167.9 million, a net loss of $0.2 million and $4.7 million in adjusted EBITDA.

  Gross profit for the fiscal year 2016 of $15.0 million or 9.0% and adjusted gross profit of $14.2 million or 8.5%.

  Full year cash flow from operations in 2016 was $6.9 million, compared to $10.9 million in the prior year.

  Debt, net of cash, was $4.9 million as at January 1, 2017, a decrease from $10.4 million for the prior year.

Revenue for the fourth quarter was $39.7 million with gross profit of $3.4 million or 8.6% and a net loss of $0.6 million, compared to revenue in the fourth quarter 2015 of $60.7 million, gross profit of $5.5 million and a net income of $0.8 million. The fourth quarter of 2016 included move related expenditures of $0.2 million and $0.4 million in cost of sales and selling general and administrative expenses, respectively, related to the move of the San Jose facility to Fremont that were not incurred in the prior year. In addition there was an unrealized foreign exchange loss on unsettled forward foreign exchange contracts of $0.2 million during the quarter compared to a gain of $1.0 million in the prior year quarter.  Adjusted EBITDA was $1.1 million in the fourth quarter of 2016 compared to $1.5 million in the prior year fourth quarter.

Revenue for the year was $167.9 million, or a 23.9% decrease from $220.6 million in 2015.  The loss of two customers in the industrial sector represented a decrease of $33.3 million in revenue.  Revenue further decreased as a result of products reaching end of life with four customers representing an additional reduction of $33.5 million.  These reductions were partially offset by new customer revenue exceeding $14.1 million.

The gross margin for 2016 was 9.0%, compared to 8.0% in the prior year, due to a more profitable product mix in addition to manufacturing labor efficiencies.  Adjusted gross profit percentage was 8.5% in 2016 compared to 7.8% in the prior year.

Adjusted EBITDA for the year was $4.7 million as compared to $5.7 million in 2015. The reduction was primarily driven by the reduced revenue which was offset by improved gross margins in 2016 as compared to 2015 and reduced selling, general and administrative expenses compared to 2015.

Full year cash flow from operations in 2016 was $6.9 million, compared to $10.9 million in the prior year. Debt, net of cash, was $4.9 million as at January 1, 2017, a decrease from $10.4 million for the prior year.

Chief Financial Officer Roger Dunfield stated “We continue to drive margin expansion through improved mix and cost containment. We were able to generate cash flow from operations, manage working capital and reduce debt. The amendments to our debt facilities with PNC bank during the quarter has improved our liquidity and better positions us to support future growth.”

Interim Chief Executive Officer Edward Smith stated “I am encouraged by the current results and look forward to continuing to improve SMTC to a best in class EMS provider.”

Non-GAAP information

Adjusted EBITDA, Adjusted Gross Profit and Adjusted Gross Profit percentage are non-GAAP measures.  Adjusted EBITDA is computed as net income (loss) from operations excluding depreciation and amortization, restructuring charges, unrealized foreign exchange gains/losses on unsettled forward foreign exchange contracts, stock based compensation, interest and income tax expense.  SMTC Corporation has provided in this release a non-GAAP calculation of Adjusted EBITDA as supplemental information regarding the operational performance of SMTC’s core business. A reconciliation of Adjusted EBITDA to net earnings (loss) is included in the attachment.  Adjusted Gross Profit is computed as gross profit excluding unrealized gains or losses on unsettled forward foreign exchange contracts.  Adjusted Gross Profit percentage is computed as Adjusted Gross Profit divided by revenue.  A reconciliation of Adjusted Gross Profit to gross profit is included in the attachment. Management uses these non-GAAP financial measures internally in analyzing SMTC’s financial results to assess operational performance and liquidity as well as to provide a consistent method of comparison to historical periods and to the performance of competitors and peer group companies.  SMTC believes that these non-GAAP financial measures are useful for management and investors in assessing SMTC’s performance and when planning, forecasting and analyzing future periods.  SMTC believes these non-GAAP financial measures are useful to investors because it allows for greater transparency with respect to key financial metrics we use in making operating decisions and because investors and analysts use it to help assess the health of our business.  Non-GAAP measures are subject to limitations as these measures are not in accordance with, or an alternative for, United States Generally Accepted Accounting Principles (US GAAP) and may be different from non-GAAP measures used by other companies. Because of these limitations, investors should consider Adjusted EBITDA, Adjusted Gross Profit and Adjusted Gross Profit percentage along with other financial performance measures, including revenue, gross profit and net income (loss), as reflected in SMTC’s consolidated financial statements prepared in accordance with US GAAP.

Note for Investors: The statements contained in this release that are not purely historical are forward-looking statements which involve risk and uncertainties that could cause actual results to differ materially from those expressed in the forward-looking statements. These statements may be identified by their use of forward-looking terminology such as "believes," "expect," "may," "should," "would," "will," "intends," "plans," "estimates," "anticipates" and similar words, and include, but are not limited to, statements regarding the expectations, intentions or strategies of SMTC. For these statements, we claim the protection of the safe harbor for forward-looking statements contained in the Private Securities Litigation Reform Act of 1995. Risks and uncertainties that may cause future results to differ from forward looking statements include the challenges of managing quickly expanding operations and integrating acquired companies, fluctuations in demand for customers' products and changes in customers' product sources, competition in the EMS industry, component shortages, and others risks and uncertainties discussed in SMTC's most recent filings with the SEC. The forward-looking statements contained in this release are made as of the date hereof and SMTC assumes no obligation to update the forward-looking statements, or to update the reasons why actual results could differ materially from those projected in the forward-looking statements.

About SMTC Corporation: SMTC Corporation, founded in 1985, is a mid-size provider of end-to-end electronics manufacturing services (EMS) including PCBA production, systems integration and comprehensive testing services, enclosure fabrication, as well as product design, sustaining engineering and supply chain management services. SMTC manufacturing facilities span a broad footprint in the United States, China and Mexico. SMTC services extend over the entire electronic product life cycle from the development and introduction of new products through to the growth, maturity and end-of-life phases. SMTC offers fully integrated contract manufacturing services with a distinctive approach to global original equipment manufacturers (OEMs) and emerging technology companies primarily within industrial, networking and computing, power and energy and medical market segments. SMTC is a public company incorporated in Delaware with its shares traded on the Nasdaq National Market System under the symbol SMTX. For further information on SMTC Corporation, please visit our website at www.smtc.com (http://www.smtc.com/).

Consolidated Statements of Operations and Comprehensive Income (Loss)
(Unaudited)
	Three months ended		Twelve months ended
(Expressed in thousands of U.S. dollars, except number of shares and per share amounts)	Jan 01, 2017	Jan 03, 2016	Jan 01, 2017	Jan 03, 2016

Revenue	$39,650	$60,736	$167,868	$220,616
Cost of sales	36,226	55,193	152,841	202,899
Gross profit	3,424	5,543	15,027	17,717
Selling, general and administrative expenses	3,607	4,202	14,013	15,863
Restructuring charges	-	-	176	-
Loss (gain) on sale of property, plant and equipment	20	-	(5)	2
Operating earnings (loss)	(203)	1,341	843	1,852
Interest expense - net	190	269	788	1,183
Earnings (loss) before income taxes	(393)	1,072	55	669
Income tax expense (recovery)
Current	(39)	117	161	597
Deferred	222	161	126	76
	183	278	287	673
Net earnings (loss), also being comprehensive income (loss)	$(576)	$794	$(232)	$(4)

Basic earnings (loss) per share	$(0.03)	$0.05	$(0.01)	$(0.00)
Diluted earnings (loss) per share	$(0.03)	$0.05	$(0.01)	$(0.00)

Weighted average number of shares outstanding
Basic	16,510,180	16,433,183	16,504,106	16,421,478
Diluted	16,510,180	16,433,183	16,504,106	16,421,478

Consolidated Balance Sheets
(Unaudited)

(Expressed in thousands of U.S. dollars)	Jan 01, 2017	Jan 03, 2016
Assets

Current assets:
Cash	$8,503	$6,099
Restricted cash - guaranteed deposits	-	805
Accounts receivable - net	22,624	29,885
Inventories	20,674	25,877
Prepaid expenses and other assets	2,453	1,983
Income taxes receivable	17	461
Deferred income taxes - net	226	352
	54,497	65,462
Property, plant and equipment - net	14,437	16,443
Deferred financing costs - net	70	68
	$69,004	$81,973
Liabilities and Shareholders' Equity

Current liabilities:
Revolving credit facility	$2,731	$10,721
Accounts payable	23,078	31,045
Accrued liabilities	4,604	5,562
Derivative liabilities	1,256	2,087
Income taxes payable	190	502
Current portion of long-term debt	2,000	1,000
Current portion of capital lease obligations	389	538
	34,248	51,455
Long-term debt	8,000	4,000
Capital lease obligations	269	222

Shareholders’ equity:
Capital stock	391	391
Additional paid-in capital	264,928	264,505
Deficit	(238,832)	(238,600)
	26,487	26,296
	$69,004	$81,973

Consolidated Statements of Cash Flows
(Unaudited)
	Three months ended		Twelve months ended
(Expressed in thousands of U.S. dollars)
Cash provided by (used in):	Jan 01, 2017	Jan 03, 2016	Jan 01, 2017	Jan 03, 2016
Operations:
Net earnings (loss)	$(576)	$794	$(232)	$(4)
Items not involving cash:
Depreciation	1,044	991	4,110	3,967
Unrealized foreign exchange loss (gain) on unsettled forward
exchange contracts	164	(950)	(831)	(616)
Loss (gain) on sale of property, plant and equipment	20	-	(5)	2
Deferred income taxes	222	162	126	76
Amortization of deferred financing fees	43	8	69	32
Stock-based compensation	80	166	423	510

Change in non-cash operating working capital:
Accounts receivable	1,041	(1,968)	7,261	1,139
Inventories	2,317	4,589	5,203	5,713
Prepaid expenses and other assets	(510)	(149)	(470)	152
Income taxes payable	112	(22)	132	(49)
Accounts payable	(2,754)	1,926	(7,998)	1,439
Accrued liabilities	(185)	(1,377)	(927)	(1,483)
	1,018	4,170	6,861	10,878
Financing:
Net repayment in revolving debt	(5,309)	(5,929)	(7,990)	(10,649)
Repayment of long-term debt	5,500	5,000	5,000	5,000
Principal payment of capital lease obligations	(182)	(224)	(611)	(1,086)
Proceeds from sales leaseback	-	-	509	-
Deferred financing costs	(71)	-	(71)	(10)
	(62)	(1,153)	(3,163)	(6,745)
Investing:
Restricted cash - guaranteed deposit	537	(805)	805	(805)
Purchase of property, plant and equipment	(361)	(985)	(2,225)	(2,682)
Proceeds from sale of property, plant and equipment	-	-	126	6
	176	(1,790)	(1,294)	(3,481)
Increase in cash	1,132	1,227	2,404	652
Cash, beginning of period	7,371	4,872	6,099	5,447
Cash, end of the period	$8,503	$6,099	$8,503	$6,099

Supplementary Information:

Reconciliation of Adjusted EBITDA

	Three months ended		Twelve months ended
	Jan 01, 2017	Jan 03, 2016	Jan 01, 2017	Jan 03, 2016

Net earnings (loss)	$(576)	$794	$(232)	$(4)
Add (deduct):
Stock compensation expense	80	166	423	510
Interest, net	190	269	788	1,183
Unrealized foreign exchange loss (gain)
on unsettled forward foreign exchange contracts	164	(950)	(831)	(616)
Income tax expense	183	278	287	673
Depreciation	1,044	991	4,110	3,967
Restructuring charges	-	-	176	-
Adjusted EBITDA	1,085	1,548	4,721	5,713

Supplementary Information:

Reconciliation of Adjusted Gross Profit

	Three months ended		Twelve months ended
	Jan 01, 2017	Jan 03, 2016	Jan 01, 2017	Jan 03, 2016

Gross Profit	$3,424	$5,543	$15,027	$17,717
Add (deduct):
Unrealized foreign exchange loss (gain)
on unsettled forward foreign exchange contracts	164	(950)	(831)	(616)
Adjusted Gross Profit	3,588	4,593	14,196	17,101

Investor Relations Information:
Blair McInnis
Corporate Controller
Telephone: (905) 413.1222
Email: blair.mcinnis@smtc.com

Public Relations Information:
Tom Reilly
Director of Marketing
Telephone: (905) 413.1188
Email: publicrelations@smtc.com